Exhibit 99.1

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024 AND 2023
AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 2024
AND
INDEPENDENT AUDITOR’S REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.
$1B Credit Facility
Refers to the unsecured $1 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, Wells Fargo Bank, National Association, as administrative agent and swingline lender, and the other financial institutions party thereto, maturing on February 20, 2028

$2B Credit Facility
Refers (i) prior to February 20, 2025 to the unsecured $2 billion revolving credit agreement, dated as of November 9, 2021, among Oncor, as borrower, the lenders from time-to-time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, the fronting banks from time-to-time party thereto, and the other financial institutions party thereto, including Citibank N.A. and Wells Fargo Securities, LLC, as co-sustainability structuring agents, as amended, maturing on November 9, 2028 and (ii) on and after February 20, 2025, to the amended and restated unsecured $2 billion revolving credit agreement, dated as of February 20, 2025, among Oncor, as borrower, the lenders from time-to-time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, the fronting banks from time-to-time party thereto, and the other financial institutions party thereto, maturing on February 20, 2030

$500M Credit Facility
Refers to the unsecured $500 million revolving credit agreement, dated as of February 21, 2024, among Oncor, as borrower, the lenders from time-to-time party thereto, and Wells Fargo Bank, National Association, as administrative agent, maturing on February 21, 2027 acquisition accounting
The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and certain transaction costs, is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill

AFUDC	Allowance for funds used during construction
AOCI	Accumulated other comprehensive income (loss)
AR Facility
Refers to the accounts receivable facility entered into by Oncor on April 28, 2023, providing for the contribution of certain accounts receivable and certain other related rights to Receivables LLC, which, in turn, obtains loans secured by the receivables from various third-party lenders, as amended, maturing on April 28, 2027

ASC	Accounting Standards Codification
ASU	Accounting Standards Update
Code	The Internal Revenue Code of 1986, as amended
CODM	Chief operating decision maker
COVID-19	Coronavirus Disease 2019
CP Notes	Unsecured commercial paper notes issued under the CP Program
CP Program	Oncor’s commercial paper program, as amended
Credit Facilities	Refers collectively to the $1B Credit Facility, the $2B Credit Facility and the $500M Credit Facility

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DCRF	Distribution cost recovery factor
Deed of Trust
Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

Disinterested Director
Refers to a member of the board of directors of Oncor and Oncor Holdings who is, pursuant to each company’s limited liability company agreement, one of the directors who qualifies as a “disinterested director,” defined in each limited liability company agreement as a director who (i) shall be an independent director in all material respects under the rules of the New York Stock Exchange in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years

EECRF	Energy efficiency cost recovery factor
ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas
ERISA	Employee Retirement Income Security Act of 1974, as amended
Euro Notes	Refers to the €500 million aggregate principal amount of euro-denominated senior secured notes due May 15, 2031, which were issued by Oncor in May 2024
FASB	Financial Accounting Standards Board
FERC	U.S. Federal Energy Regulatory Commission
Fitch	Fitch Ratings, Inc. (a credit rating agency)
GAAP	Generally accepted accounting principles of the U.S.
kWh	Kilowatt-hours
Moody’s	Moody’s Investors Service, Inc. (a credit rating agency)
NAV	Net asset value
Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings
Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, which is the direct majority owner (80.25% equity interest) of Oncor and is wholly owned by STIH
Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor
Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor and Oncor’s direct and indirect subsidiaries
OPEB	Other postretirement employee benefits
OPEB Plans
Refers to plans sponsored by Oncor that offer certain postretirement health care and life insurance benefits to eligible current and former employees of Oncor and certain former affiliated companies and their eligible dependents

PUCT	Public Utility Commission of Texas
PURA	Texas Public Utility Regulatory Act, as amended

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Receivables LLC	Oncor Receivables LLC, a bankruptcy-remote special purpose entity and a wholly owned subsidiary of Oncor
REP	Retail electric provider
ROU	Right-of-use
S&P	S&P Global Ratings, a division of S&P Global Inc. (a credit rating agency)
SEC	U.S. Securities and Exchange Commission
Sempra	Sempra, a California corporation
Sempra Order	Refers to the final order issued by the PUCT in 2018 in PUCT Docket No. 47675 approving Sempra’s indirect acquisition of Oncor Holdings
Sharyland	Sharyland Utilities, L.L.C.
SOFR	Refers to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)
STH	Sempra Texas Holdings Corp., a Texas corporation, which is wholly owned by Sempra and the direct parent of STIH
STIH	Sempra Texas Intermediate Holding Company LLC, a Delaware limited liability company, which is a wholly owned indirect subsidiary of Sempra and the sole member of Oncor Holdings
Supplemental Retirement Plan	Refers to the Oncor Supplemental Retirement Plan, as amended
TCOS	Transmission cost of service
TCRF	Transmission cost recovery factor
Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax
Texas Transmission
Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor and is indirectly owned by OMERS Administration Corporation (acting through its infrastructure investment entity, OMERS Infrastructure Management Inc.) and GIC Private Limited

U.S.	United States of America
VIE	Variable interest entity
Vistra	Vistra Corp. and/or its subsidiaries, depending on context
Vistra Retirement Plan	Refers to a defined benefit pension plan sponsored by an affiliate of Vistra

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Member of Oncor Electric Delivery Holdings Company LLC
Opinion

We have audited the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, membership interests, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.

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•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte & Touche LLP

Dallas, Texas

February 25, 2025

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Operating revenues (Note 3)	$6,082	$5,586	$5,243
Operating expenses:
Wholesale transmission service	1,394	1,291	1,162
Operation and maintenance	1,293	1,150	1,055
Depreciation and amortization	1,060	978	904
Income taxes (Notes 1, 4 and 11)	208	185	201
Taxes other than amounts related to income taxes	571	552	561
Write-off of rate base disallowances	-	55	-
Total operating expenses	4,526	4,211	3,883
Operating income	1,556	1,375	1,360
Other (income) and deductions – net (Note 13)	(63)	(31)	20
Non-operating income tax expenses (Note 4)	9	7	2
Interest expense and related charges (Note 13)	653	536	445
Write-off of non-operating rate base disallowances	-	14	-
Net income	957	849	893
Net income attributable to noncontrolling interests	(192)	(170)	(179)
Net income attributable to Oncor Holdings	$765	$679	$714

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Net income	$957	$849	$893
Other comprehensive income (loss):
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense of $1, $1 and $1) (Notes 1 and 8)	3	3	2
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $3, $1 and $0) (Notes 1, 6 and 8)	(12)	(3)	-
Fair value hedges – unrealized gain on cross-currency swaps attributable to excluded components (net of tax expense of $1, $0 and $0) (Notes 1, 6 and 8)	2	-	-
Defined benefit pension plans (net of tax benefit of $0, $3 and $5) (Notes 8 and 10)	2	(12)	(22)
Total other comprehensive loss	(5)	(12)	(20)
Comprehensive income	952	837	873
Comprehensive income attributable to noncontrolling interests	(190)	(167)	(172)
Comprehensive income attributable to Oncor Holdings	$762	$670	$701

See Notes to Financial Statements.

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$957	$849	$893
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,233	1,117	985
Write-off of rate base disallowances	-	69	-
Deferred income taxes – net	181	73	53
Other – net	1	(9)	(13)
Changes in operating assets and liabilities:
Accounts receivable	(29)	(43)	(138)
Inventories	(121)	(137)	(32)
Accounts payable – trade	78	42	45
Regulatory assets – deferred revenues (Note 2)	15	1	120
Regulatory assets – self-insurance reserve (Note 2)	(327)	(232)	(198)
Customer deposits	86	42	45
Other – assets	(177)	(22)	16
Other – liabilities	90	50	91
Cash provided by operating activities	1,987	1,800	1,867
Cash flows – financing activities:
Issuances of senior secured notes (Note 6)	1,992	2,200	2,000
Repayments of senior secured notes (Note 6)	(500)	-	(882)
Borrowings under term loans	-	775	1,950
Repayments under term loans	-	(875)	(1,850)
Borrowings under AR Facility (Note 6)	900	600	-
Repayments under AR Facility (Note 6)	(900)	(600)	-
Borrowings under $500M Credit Facility (Note 6)	500	-	-
Repayments under $500M Credit Facility (Note 6)	(20)	-	-
Net change in short-term borrowings (Note 5)	312	84	(17)
Capital contributions from member (Note 8)	972	363	340
Capital contribution from noncontrolling interests (Note 9)	239	89	84
Distributions to member (Note 8)	(604)	(442)	(340)
Distributions to noncontrolling interests (Note 9)	(149)	(110)	(84)
Debt discount, financing and reacquisition costs – net	(24)	(46)	(31)
Cash provided by financing activities	2,718	2,038	1,170
Cash flows – investing activities:
Capital expenditures (Note 13)	(4,683)	(3,824)	(3,049)
Sales tax audit settlement refund (Note 7)	56	-	-
Expenditures for third party in joint project	-	-	(2)
Reimbursement from third party in joint project	-	1	6
Proceeds from sales of non-utility properties	2	9	21
Other – net	31	29	31
Cash used in investing activities	(4,594)	(3,785)	(2,993)
Net change in cash, cash equivalents and restricted cash	111	53	44

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Cash, cash equivalents and restricted cash – beginning balance	151	98	54
Cash, cash equivalents and restricted cash – ending balance	$262	$151	$98

See Notes to Financial Statements.

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2024	2023
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$36	$19
Restricted cash, current (Note 1)	20	24
Accounts receivable – net (Note 13)	970	944
Income taxes receivable from member (Note 11)	26	2
Materials and supplies inventories – at average cost	462	341
Prepayments and other current assets	124	101
Total current assets	1,638	1,431
Restricted cash, noncurrent (Note 1)	206	108
Investments and other property (Note 13)	183	158
Property, plant and equipment – net (Note 13)	31,769	28,057
Goodwill (Notes 1 and 13)	4,628	4,628
Regulatory assets (Note 2)	1,671	1,556
Right-of-use operating lease and other assets (Notes 3 and 7)	240	142
Total assets	$40,335	$36,080

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$594	$282
Accounts payable – trade	770	600
Income taxes payable to member (Note 11)	29	27
Accrued taxes other than income taxes	274	261
Accrued interest	149	117
Operating lease and other current liabilities (Note 7)	367	338
Total current liabilities	2,183	1,625
Long-term debt, noncurrent (Note 6)	15,234	13,294
Accumulated deferred income taxes – net (Notes 1, 4 and 11)	1,821	1,622
Regulatory liabilities (Note 2)	2,973	3,000
Employee benefit plan obligations (Note 10)	1,384	1,442
Operating lease and other obligations (Notes 3 and 14)	546	369
Total liabilities	24,141	21,352
Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account	12,628	11,508
Accumulated other comprehensive loss	(123)	(118)
Oncor Holdings membership interests	12,505	11,390
Noncontrolling interests in subsidiary	3,689	3,338
Total membership interests	16,194	14,728
Total liabilities and membership interests	$40,335	$36,080
See Notes to Financial Statements.

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Oncor Holdings Membership Interests (Note 8)
Capital account:
Balance at beginning of period	$11,508	$10,908	$10,194
Net income attributable to Oncor Holdings	765	679	714
Distributions to member	(604)	(442)	(340)
Capital contributions from member	972	363	340
Conversion of tax receivable from member to membership interests	(13)	-	-
Balance at end of period	12,628	11,508	10,908
AOCI, net of tax effects:
Balance at beginning of period	(118)	(107)	(91)
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense of $1, $1 and $1)	2	2	2
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $2, $1 and $0)	(10)	(2)	-
Fair value hedges – unrealized gain on cross-currency swaps attributable to excluded components (net of tax expense of $1, $0 and $0)	2	-	-
Defined benefit pension plans (net of tax benefit of $0, $3 and $5)	1	(11)	(18)
Balance at end of period	(123)	(118)	(107)
Oncor Holdings membership interests at end of period	$12,505	$11,390	$10,801

Noncontrolling interests in subsidiary (Note 9):
Balance at beginning of period	$3,338	$3,141	$2,916
Net income attributable to noncontrolling interests	192	170	179
Distributions to noncontrolling interests	(149)	(110)	(84)
Equity contribution from noncontrolling interests	239	89	84
Change related to future tax distributions from Oncor	69	49	50
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges (net of tax expense of $0, $0 and $1)	1	1	-
Cash flow hedges – loss on settlement of interest rate hedge transactions (net of tax benefit of $1, $0 and $0)	(2)	(1)	-
Defined benefit pension plans (net of tax benefit of $0, $0 and $0)	1	(1)	(4)
Noncontrolling interests in subsidiary at end of period	$3,689	$3,338	$3,141

Total membership interests at end of period	$16,194	$14,728	$13,942

See Notes to Financial Statements.

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business
References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. See “Glossary” for the definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (80.25%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company that operates the largest transmission and distribution system in Texas. Oncor provides wholesale transmission and distribution services, and Oncor also provides transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. The rates Oncor charges for its electricity delivery services are set pursuant to tariffs approved by the PUCT and certain cities and, in the case of transmission service related to limited interconnections to other markets, the FERC. Oncor is not a seller of electricity, nor does Oncor purchase electricity for resale.

Ownership Structure and Ring-Fencing Measures

Oncor Holdings is indirectly and wholly owned by Sempra. We own 80.25% of Oncor’s membership interests and Texas Transmission owns 19.75% of Oncor’s membership interests. Oncor is managed as an integrated business of electricity transmission and distribution with only one reportable segment.
Since 2007, various ring-fencing measures have been taken to enhance the credit quality of Oncor and Oncor Holdings and the separateness between the Oncor Ring-Fenced Entities and entities with a direct or indirect ownership interest in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring- Fenced Entities’ credit exposure to Sempra and its affiliates and any other direct or indirect owners of Oncor and Oncor Holdings, and reduce the risk that the assets and liabilities of the Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any Sempra entity or any other direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities.

In March 2018, Sempra indirectly acquired Oncor Holdings. The final order issued by the PUCT approving that transaction outlines certain ring-fencing measures, governance mechanisms and restrictions that apply to Oncor Holdings and Oncor. As a result of these ring-fencing measures, Sempra does not control Oncor or Oncor Holdings, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor and Oncor Holdings, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. Each of the limited liability company agreements of Oncor and Oncor Holdings requires PUCT approval of certain revisions to the agreement, including, among other things, revisions to the governance structure and other various ring-fencing measures.

None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa.
Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.

Oncor and Oncor Holdings are each a limited liability company governed by a board of directors, not its members. The Sempra Order and Oncor’s limited liability company agreement require that the board of directors of Oncor consist of 13 members, constituted as follows:

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•seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the New York Stock Exchange in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years;
•two members designated by Sempra (through Oncor Holdings);
•two members designated by Texas Transmission; and
•two current or former officers of Oncor (each, an Oncor Officer Director).
Until March 9, 2028, in order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its subsidiaries or affiliated entities (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year period prior to the date on which the officer first became employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors.

The Sempra Order and our limited liability company agreement require that the board of directors of Oncor Holdings consist of eleven members, made up of six Disinterested Directors, two current or former officers of Oncor Holdings and two members designated by Sempra (through STIH).
In addition, the Sempra Order provides that the board of directors of each of Oncor and Oncor Holdings cannot be overruled by the board of directors of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of members of the board of directors, provided that certain actions may also require the additional approval of our board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the board of directors of each of Oncor and Oncor Holdings must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board of director positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.

Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and the limited liability company agreements of Oncor and Oncor Holdings to ring-fence Oncor and Oncor Holdings from their owners include, among others:
•A majority of the Disinterested Directors of Oncor and the directors designated by Texas Transmission that are present and voting (of which at least one must be present and voting) must approve any Oncor annual or multi-year budget if the aggregate amount of capital expenditures or operation and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;
•Oncor and Oncor Holdings may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors or either of the two directors appointed by Texas Transmission determines that it is in the best interests of Oncor and Oncor Holdings, as applicable to retain such amounts to meet expected future requirements;
•At all times, Oncor will remain in compliance with the debt-to-equity ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments) if such payment would cause its debt-to-equity ratio to exceed the debt-to- equity ratio approved by the PUCT;
•If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;
•Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the membership interests of

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Oncor, and there will be no debt at STH or STIH at any time following Sempra’s indirect acquisition of Oncor Holdings;
•Neither Oncor nor Oncor Holdings will lend money to, borrow money from, or share credit facilities with Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings; and
•There must be maintained certain “separateness measures” that reinforce the legal and financial separation of Oncor and Oncor Holdings from their owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings pledging Oncor assets or membership interests for any entity other than Oncor.

Basis of Presentation
Our consolidated financial statements have been prepared in accordance with GAAP governing rate-regulated operations. We also apply the guidance of ASC 810, Consolidations, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a VIE, should be consolidated. All dollar amounts in the financial statements and tables in the notes are stated in U.S. dollars in millions unless otherwise indicated. Subsequent events have been evaluated through the date these consolidated financial statements were issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the period. These estimates include, but are not limited to, the effects of regulation; recovery of long-lived assets; certain assumptions made in accounting for pension and OPEB; asset retirement obligations; income and other taxes; valuation of certain financial assets and liabilities; and accounting for contingencies. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.
Accounting for the Effects of Certain Types of Regulation

Oncor is subject to rate regulation and Oncor’s financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 2 for more information regarding regulatory assets and liabilities.
Revenue Recognition

Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided as prescribed by the related tariff. See Note 3 for additional information regarding revenues.

Derivatives and Hedging

Oncor is exposed to changes in interest rates and foreign currency exchange rates primarily as a result of Oncor’s current debt financings, including the Euro Notes. Oncor has utilized derivative instruments typically designated as cash flow or fair value hedges to help mitigate Oncor’s exposure related to those risks. All derivative

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instruments are recorded on the balance sheet at fair value as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for hedge accounting are not met or if the instrument is not designated as a hedge. See Note 12 for more information regarding our derivative instruments.
Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
We also evaluate goodwill for impairment annually on October 1 and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

For our annual goodwill impairment testing, we generally have the option to directly perform a quantitative assessment or first make a qualitative assessment of whether it is more likely than not that our estimated enterprise fair value is less than our enterprise carrying value before applying the quantitative assessment. If we elect to perform the qualitative assessment, we evaluate relevant events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors and our overall financial performance. If, after assessing these qualitative factors, we determine that it is more-likely-than-not that our estimated enterprise fair value is less than our enterprise carrying book value, then we perform a quantitative assessment. If, after performing the quantitative assessment, we determine that goodwill is impaired, we record the amount of goodwill impairment as the excess of enterprise carrying book value over estimated enterprise fair value, not to exceed the carrying amount of goodwill.

For our annual goodwill impairment testing as of October 1, 2024, we elected to make a qualitative assessment of whether it is more likely than not that our enterprise fair value is less than our enterprise carrying value. We concluded that our estimated enterprise fair value was more likely than not greater than our enterprise carrying book value. As a result, no quantitative assessment for impairment was required and no impairment was recognized in 2024.

Goodwill totaling $4.628 billion was reported on our balance sheet at both December 31, 2024 and 2023.

Income Taxes

Oncor is a partnership for U.S. federal income tax purposes. Our tax sharing agreement with Oncor and STH includes Texas Transmission. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to our member and Texas Transmission determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify any interest and penalties expense related to uncertain tax positions as current income taxes as discussed in Note 4.
Defined Benefit Pension Plans and OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and OPEB Plans that offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Costs of pension and OPEB

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Plans are dependent on numerous factors, assumptions and estimates. See Note 10 for additional information regarding pension and OPEB Plans.
System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.
Property, Plant and Equipment

Property, plant and equipment is stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and AFUDC.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis.
Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. Accrued removal costs in excess of incurred removal costs are reclassified as a regulatory liability to retire assets in the future.
Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kWh delivered and are a principal component of taxes other than amounts related to income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Allowance for Funds Used During Construction

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on eligible projects involving construction periods lasting greater than thirty days. The interest portion of capitalized AFUDC is accounted for as a reduction to interest expense and the equity portion of capitalized AFUDC is accounted for as other income. See Note 13 for detail of amounts reducing interest expense and increasing other income.

Cash, Cash Equivalents and Restricted Cash

For purposes of reporting cash and cash equivalents, highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Consolidated Balance Sheets to the sum of such amounts reported on the Statements of Consolidated Cash Flows:

	At December 31,
	2024	2023
Cash, cash equivalents and restricted cash
Cash and cash equivalents	$36	$19
Restricted cash, current (a)	20	24
Restricted cash, noncurrent (a)	206	108
Total cash, cash equivalents and restricted cash on the Statements of Consolidated Cash Flows	$262	$151

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——————
(a) Restricted cash represents amounts held by Oncor for customer deposits that are subject to probable return in accordance with PUCT rules, ERCOT requirements or Oncor’s tariffs relating to generation interconnection and construction and/or extension of electric delivery system facilities. Oncor maintains these amounts in separate escrow accounts.

Fair Value of Financial Instruments
The carrying amounts for financial instruments designated as hedging derivatives are recorded at fair value.

The carrying amounts for nonderivative financial assets classified as current assets and the carrying amounts for nonderivative financial liabilities classified as current liabilities approximate fair value due to the short maturity of such nonderivative financial instruments. The fair values of other nonderivative financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts.

The following discussion of fair value accounting standards applies primarily to our determination of the fair value of financial instruments designated as hedging derivatives (see Note 12) and nonderivative financial assets in the pension plans’ and OPEB Plans’ trusts (see Note 10) and long-term debt (see Note 6).
Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.
•Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.
We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.
The fair value of certain investments is measured using the NAV per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy.

Contingencies
Our financial results may be affected by judgments and estimates related to contingencies. For loss contingencies, we accrue the loss if an event has occurred on or before the balance sheet date, and:

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•information available through the date we file our financial statements indicates it is probable that a loss has been incurred, given the likelihood of uncertain future events; and
•the amount of the loss can be reasonably estimated.

We do not accrue contingencies that might result in gains. We continuously assess contingencies for litigation claims, environmental remediation and other events. See Note 7 for a discussion of contingencies.

VIE
We consolidate a VIE if we are the primary beneficiary of the VIE. Our determination of whether we are the primary beneficiary is based on qualitative and quantitative analyses, which assesses:

•the purpose and design of the VIE;
•the nature of the VIE’s risks and the risks we absorb;
•the power to direct activities that most significantly impact the economic performance of the VIE; and
•the obligation to absorb losses or the right to receive benefits that could be significant to the VIE.

We will continue to evaluate our business operations and VIEs for any changes that may impact our determination of whether an entity is a VIE and if we are the primary beneficiary. See Note 13 for more information on Oncor’s consolidated VIE.

ASU

ASU 2023-09 Improvements to Income Tax Disclosures (ASC 740)

In December 2023, the FASB issued ASU 2023-09, which expands income tax disclosure requirements to include additional information related to the rate reconciliation of our effective tax rates to statutory rates, as well as additional disaggregation of taxes paid. This ASU also removed disclosures related to certain unrecognized tax benefits and deferred taxes. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. This ASU may be applied prospectively or retrospectively, and early adoption is permitted. We are currently evaluating the effect of the standard on our financial reporting.
ASU 2024-03 Disaggregation of Income Statement Expenses (ASC 220)

In November 2024, the FASB issued ASU 2024-03, which requires disaggregated disclosure of income statement expenses for public business entities. This ASU adds ASC 220-40 to require a footnote disclosure in tabular presentation about specific expenses by requiring disaggregation of each relevant expense caption on the face of the income statement, when applicable. The ASU does not change or remove existing expense disclosure requirements; however, it may affect where that information appears in the footnotes to the financial statements. ASU 2024-03 will be effective for fiscal years beginning after December 15, 2026. We are currently evaluating the effect of the standard on our financial reporting.

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

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2.REGULATORY MATTERS
Regulatory Proceedings

System Resiliency Plan (PUCT Docket No. 56545)

In November 2024, the PUCT approved Oncor’s system resiliency plan, which provides for approximately
$2.9 billion in capital expenditures and $520 million in operation and maintenance expenses to enhance the resiliency of Oncor’s transmission and distribution system, including measures to address extreme weather, wildfires, physical security threats, and cybersecurity threats. The plan provides for the majority of the spend to occur between 2025 and 2027, with approximately $300 million in capital expenditures and approximately $20 million in operation and maintenance expenses to be carried over into 2028 and either (i) automatically authorized if Oncor does not file an updated system resiliency plan for a future period beginning with 2028 or (ii) included in any new system resiliency plan filed by Oncor as part of that plan’s first year of spend. Oncor began implementing the approved plan before the end of 2024, and are recognizing the unrecovered distribution-related operation and maintenance expenses, depreciation expenses, carrying costs on unrecovered balances, and related taxes as a regulatory asset for future recovery in interim DCRF rate adjustments or base rate proceedings.

Capital Trackers
Interim DCRF and TCOS rate adjustments, also known as capital trackers, have been implemented to help reduce the effects of regulatory lag and allow Oncor to recover, subject to reconciliation, the cost of certain investments before a comprehensive base rate review. Under PUCT rules, Oncor can generally file up to two interim DCRF rate adjustment applications in a year for certain distribution-related investments and up to two interim TCOS rate adjustment applications in a year to reflect changes in certain transmission-related investments. These interim rate applications are subject to a regulatory proceeding and PUCT approval and Oncor can make no assurance that they will result in full cost recovery or be timely approved. Investments included in these capital trackers are also subject to prudence review by the PUCT in the next comprehensive base rate review following such adjustments, with a potential for the PUCT to also order refunds of previously collected amounts if a particular investment is found to be imprudent or inappropriately included in an interim rate adjustment.

TCOS revenues are also impacted by transmission billing units, which are updated annually effective January 1 each year to reflect certain changes in average ERCOT-wide peak electricity demand occurring during the previous calendar year. Oncor did not file an interim TCOS rate adjustment application in 2024, as a result of the increases in annual transmission billing units applicable in 2024.

In 2024 and the first quarter of 2025, Oncor filed the following interim rate adjustment applications with the PUCT:

Filing Type	PUCT Docket No.	Investment Through	Filed	Effective Date	Annual Revenue Impact (a)
DCRF	57707	December 2024 (b)	February 2025	May 2025 (c)	$108 (c)
TCOS	57610	December 2024 (d)	January 2025	March 2025 (e)	$165 (e)
DCRF	56963	June 2024 (f)	August 2024	December 2024	$90
DCRF	56306	December 2023 (g)	March 2024	July 2024	$81
——————
(a)Annual revenue impact represents the incremental annual revenue impact, after taking into account revenue effects of prior applicable rate adjustments.
(b)Reflects distribution-related capital investments generally put into service during the period from July 1, 2024 through December 31, 2024.
(c)The 2025 second quarter-expected effective date and annual revenue impact are pending PUCT approval.
(d)Reflects transmission-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2024.
(e)The 2025 first quarter-expected effective date and annual revenue impact are pending PUCT approval.
(f)Reflects distribution-related capital investments generally put into service during the period from January 1, 2024 through June 30, 2024.
(g)Reflects distribution-related capital investments generally put into service during the period from July 1, 2023 through December 31, 2023.

Comprehensive Base Rate Review (PUCT Docket No. 53601)

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In April 2023, the PUCT issued a final order in Oncor’s comprehensive base rate review filed in May 2022 with the PUCT and the cities in Oncor’s service territory that have retained original jurisdiction over rates. Base rates implementing the final order went into effect in May 2023. In June 2023, the PUCT issued an order on rehearing in response to the motions for rehearing filed by Oncor and certain intervening parties in the proceeding. The order on rehearing affirmed the material provisions of the final order. In September 2023, Oncor filed an appeal in Travis County District Court. The appeal sought judicial review of certain of the order on rehearing’s rate base disallowances (the acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019, as well as certain of the employee benefit and compensation-related costs that Oncor had previously capitalized) and related expense effects of those disallowances. In February 2024, the court dismissed the appeal for lack of jurisdiction. In March 2024, Oncor appealed the court’s dismissal, which is currently with the Fifteenth Court of Appeals in Texas.

Regulatory Assets and Liabilities
Oncor is subject to rate regulation and Oncor’s financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates.

The following table presents components of Oncor’s regulatory assets and liabilities and their remaining recovery periods in effect at December 31, 2024.
_

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	Remaining Rate Recovery/Amortization Period in Effect at	At December 31,
	December 31, 2024	2024	2023
Regulatory assets:
Employee retirement liability (a)(b)(c)	To be determined	$166	$189
Employee retirement costs being amortized	4 years	63	94
Employee retirement costs incurred since the last comprehensive base rate review period (b)	To be determined	72	70
Self-insurance reserve (primarily storm recovery costs) being amortized	4 years	336	454
Self-insurance reserve incurred since the last comprehensive base rate review period (primarily storm related) (b)	To be determined	765	438
Debt reacquisition costs	Lives of related debt	6	10
Under-recovered advanced metering system costs being amortized	4 years	58	83
Energy efficiency program performance bonus (a)	Approximately 1 year	17	21
Wholesale distribution substation service costs being amortized	4 years	50	65
Wholesale distribution substation service costs incurred since the last comprehensive base rate review period (b)	To be determined	28	28
Expenses related to COVID-19 (b)	Various	25	32
Recoverable deferred income taxes	Various	52	38
Uncollectible payments from REPs	Various	8	7
Other regulatory assets	Various	25	27
Total regulatory assets		1,671	1,556

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	1,588	1,519
Excess deferred taxes	Primarily over lives of related assets	1,246	1,311
Over-recovered wholesale transmission service expense (a)	Approximately 1 year	44	64
Unamortized gain on reacquisition of debt	Lives of related debt	24	25
Employee retirement costs over-recovered being refunded	4 years	19	23
Employee retirement costs over-recovered since the last comprehensive base rate review period (b)	To be determined	40	39
Other regulatory liabilities	Various	12	19
Total regulatory liabilities		2,973	3,000
Net regulatory liabilities		$(1,302)	$(1,444)
——————
(a)Not earning a return in the regulatory rate-setting process.
(b)Recovery/refund is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(c)Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

3.REVENUES
General

Oncor’s revenue is billed monthly under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. As the volumes delivered can be directly measured, Oncor’s revenues are recognized when the underlying service has been provided as prescribed by the related tariff. Oncor recognizes revenue for the amounts that have been invoiced or that Oncor has the right to

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invoice. Substantially all of Oncor’s revenues are from contracts with customers except for alternative revenue program revenues discussed below.
Reconcilable Tariffs

The PUCT has designated certain tariffs (primarily TCRF, EECRF, rate case expense riders and mobile generation riders) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either collect regulatory assets or refund regulatory liabilities.

Alternative Revenue Program

The PUCT has implemented an incentive program allowing Oncor to earn energy efficiency program performance bonuses by exceeding PURA-mandated energy efficiency program targets. This incentive program and the related performance bonus revenues are considered an “alternative revenue program” under GAAP. Annual performance bonuses are recognized as revenue when approved by the PUCT, typically in the third or fourth quarter each year. The PUCT approved annual energy efficiency program performance bonuses of $17 million and
$21 million in 2024 and 2023, respectively, that Oncor recognized in other miscellaneous revenues.

Disaggregation of Revenues

The following table reflects electric delivery revenues disaggregated by tariff:

	Years Ended December 31,
	2024	2023	2022
Operating revenues
Revenues contributing to earnings:
Distribution base revenues
Residential (a)	$1,477	$1,334	$1,215
Large commercial & industrial (b)	1,283	1,162	1,074
Other (c)	126	132	158
Total distribution base revenues	2,886	2,628	2,447
Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	1,050	959	944
Billed to REPs serving Oncor distribution customers, through TCRF	574	539	528
Total TCOS revenues	1,624	1,498	1,472
Other miscellaneous revenues	112	109	112
Total revenues contributing to earnings	4,622	4,235	4,031

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	1,394	1,291	1,162
EECRF and other revenues	66	60	50
Total revenues collected for pass-through expenses	1,460	1,351	1,212
Total operating revenues	$6,082	$5,586	$5,243
——————
(a)Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh).
(b)Depending on size and annual load factor, distribution base revenues from large commercial & industrial customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.
(c)Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

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Customers
At December 31, 2024, Oncor’s distribution business customers primarily consisted of over 100 REPs that sell electricity Oncor distributes to end-use consumers in Oncor’s certificated service area. The majority of consumers of the electricity Oncor delivers through Oncor’s distribution business are free to choose their electricity supplier from REPs who compete for their business. Oncor’s network transmission revenues are collected from load serving entities benefitting from Oncor’s transmission system. Oncor’s transmission business customers consist of municipally-owned utilities, electric cooperatives and other distribution companies. Revenues from REP subsidiaries of Oncor’s two largest customers, collectively represented 25% and 23%, respectively, of Oncor’s total operating revenues for the year ended December 31, 2024, 25% and 23%, respectively, of Oncor’s total operating revenues for the year ended December 31, 2023 and 26% and 24%, respectively, of Oncor’s total operating revenues for the year ended December 31, 2022. No other customer represented more than 10% of Oncor’s total operating revenues during such periods.

Variability

Oncor’s revenues and cash flows are subject to seasonality, timing of customer billings, weather conditions and other electricity usage drivers, with revenues being highest in the summer season. Payment of customer billings is due 35 days after invoicing. Under a PUCT rule relating to the Certification of Retail Electric Providers, write- offs of uncollectible amounts owed by REPs are recoverable as a regulatory asset.

Pass-through Expenses

Revenue equal to expenses that are allowed to be passed-through to customers (primarily third-party wholesale transmission service and energy efficiency program costs) are recognized at the time the expense is recognized.
Franchise taxes are assessed by local governmental bodies, based on kWh delivered and are not a “pass-through” item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers; therefore, franchise taxes are reported as a principal component of “taxes other than amounts related to income taxes” instead of a reduction to “revenues” in the income statement.

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4.INCOME TAXES

Components of Deferred Income Taxes

The components of our deferred income taxes not attributable to noncontrolling interests are provided in the table below.

	At December 31,
	2024	2023
Deferred Tax Assets:
Section 704c income	$259	$248
Total deferred tax assets	259	248
Deferred Tax Liabilities:
Partnership outside basis difference	85	85
Basis difference in partnership	1,995	1,785
Total deferred tax liabilities	2,080	1,870
Accumulated deferred income taxes - net	$1,821	$1,622

Income Tax Expenses

The components of our income tax expenses are as follows:

	Years Ended December 31,
	2024	2023	2022
Reported in operating expenses:
Current:
U.S. federal	$24	$88	$136
State	32	29	27
Deferred U.S. federal	153	69	39
Amortization of investment tax credits	(1)	(1)	(1)
Total reported in operating expenses	208	185	201
Reported in Nonoperating income tax expenses (benefits):
Current U.S. federal	(19)	3	(12)
Deferred U.S. federal	28	4	14
Total reported in nonoperating income tax expenses	9	7	2
Total income tax expenses	$217	$192	$203

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Reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes:

	Years Ended December 31,
	2024	2023	2022
Income before income taxes	$1,174	$1,041	$1,096
Income taxes at the U.S. federal statutory rate of 21%	$247	$219	$230
Amortization of investment tax credits – net of deferred tax effect	—	(1)	(1)
Amortization of excess deferred taxes	(51)	(51)	(52)
Texas margin tax, net of federal tax benefit	24	22	22
Nontaxable gains on benefit plan investments	(7)	(3)	—
Other	4	6	4
Income tax expense	$217	$192	$203
Effective rate	18.5%	18.4%	18.5%

At December 31, 2024 and 2023, net amounts of $1.821 billion and $1.622 billion, respectively, were reported in the balance sheets as accumulated deferred income taxes - net. These amounts include $1.995 billion and $1.785 billion, respectively, related to our investment in Oncor. Additionally, Oncor had net deferred tax assets of $174 million and $163 million, related to our outside basis differences in Oncor at December 31, 2024 and 2023, respectively, and none related to our other temporary differences.

Accounting For Uncertainty in Income Taxes

For federal income tax purposes, the statute of limitations is open for partnership tax returns for the years beginning after December 31, 2020. Oncor filed refund claims for the tax years ending December 31, 2018, 2019 and 2020, but no additional tax may be assessed for these tax years. Oncor has also filed refund claims for the tax year ending December 31, 2021.

Texas margin tax returns are still open for tax years beginning after 2019. Oncor has filed refund claims for the tax year ending December 31, 2018 through 2021 (2019 through 2022 report years), but no additional tax may be assessed for 2018 and 2019.

Oncor is not a member of another entity’s consolidated tax group and assess Oncor’s liability for uncertain tax positions in Oncor’s partnership returns. The following table represents the changes to the uncertain tax positions reported in other noncurrent liabilities in Oncor’s consolidated balance sheets for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Balance at January 1, excluding interest and penalties	$3	$1
Additions based on tax positions related to prior years	2	2
Balance at December 31, excluding interest and penalties	$5	$3

Noncurrent liabilities included $1 million of accrued interest related to uncertain tax positions each at December 31, 2024 and 2023. Furthermore, there was $1 million recorded related to interest and penalties in the year ended December 31, 2024 and $1 million and negligible amounts in the years ended December 31, 2023 and 2022, respectively. The federal income tax benefit on the interest accrued on uncertain tax positions, if any, is recorded as liability in lieu of deferred income taxes.

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5.SHORT-TERM BORROWINGS
Oncor Holdings (parent company) is prohibited in its limited liability company agreement from directly incurring indebtedness for borrowed money. The following table reflects Oncor’s outstanding short-term borrowings and available unused borrowing capacity under the $2B Credit Facility and CP Program at December 31, 2024 and 2023:

	At December 31,
	2024	2023
$2B Credit Facility borrowing capacity	$2,000	$2,000
$2B Credit Facility outstanding borrowings	—	—
Commercial paper outstanding (a)	(594)	(282)
Total available unused borrowing capacity	$1,406	$1,718
——————
(a)The weighted average interest rate for CP Notes was 4.76% and 5.54% at December 31, 2024 and December 31, 2023, respectively. All outstanding CP Notes at December 31, 2024 and December 31, 2023 had maturity dates of less than one year.

$2B Credit Facility

On February 20, 2025, Oncor entered into an amended and restated unsecured revolving $2B Credit Facility. As amended and restated, the $2B Credit Facility has a borrowing capacity of $2.0 billion and a maturity date of February 20, 2030. The $2B Credit Facility gives Oncor the option to request an increase in Oncor’s borrowing capacity of up to $650 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $2B Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals. Borrowings under the $2B Credit Facility, if any, are classified as short-term on the balance sheet.

Borrowings under the $2B Credit Facility bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing, plus an adjustment of 0.10% (the SOFR Adjustment), plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to Oncor's debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to Oncor’s debt. The $2B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.060% and 0.175%, depending on certain credit ratings assigned to Oncor's debt, of the commitments under the $2B Credit Facility. Letter of credit fees under the $2B Credit Facility are payable quarterly in arrears and upon expiration or if a letter of credit is drawn in full at a rate per annum equal to the applicable margin for adjusted term SOFR under the $2B Credit Facility. Fronting fees in an amount as separately agreed by Oncor and any fronting bank that issues a letter of credit are also payable quarterly in arrears and upon termination to each such fronting bank.

The $2B Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.
The $2B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $2B Credit Facility and cross- default provisions in the event Oncor or certain of its subsidiaries defaults on indebtedness in a principal amount in

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excess of $150 million that results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.
CP Program

Oncor has established a CP Program under which Oncor may issue unsecured CP Notes on a private placement basis with maturity dates not exceeding 397 days from the date of issuance. To the extent any CP Notes are issued with maturity dates of over one year, Oncor anticipates those would be classified as long-term debt and obtain liquidity support under the $1B Credit Facility. Oncor anticipates that any CP Notes issued under the CP Program with a maturity equal to or less than a year would be classified as short-term debt and obtain liquidity support under the $2B Credit Facility. Total CP Notes outstanding at any time may not exceed a maximum amount of $2.0 billion, and Oncor operates the CP Program to ensure that the aggregate amount of CP Notes obtaining liquidity support from a credit facility, when combined with any outstanding borrowings under such credit facility, do not exceed the maximum borrowing capacity of that credit facility.

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6.LONG-TERM DEBT
Oncor Holdings (parent company) is prohibited in its limited liability company agreement from directly incurring indebtedness for borrowed money. At December 31, 2024, Oncor’s long-term debt consisted of U.S.
dollar-denominated and euro-denominated fixed rate senior secured notes and variable rate unsecured debt borrowed under the $500M Credit Facility.

The following table is a summary of Oncor’s long-term debt at December 31, 2024 and 2023:

	At December 31,
	2024	2023
Fixed Rate Senior Secured Notes:
Total U.S. dollar-denominated fixed rate senior secured notes	$14,395	$13,445
Euro-denominated fixed rate senior secured notes:
Euro Notes measured at issuance (a)	542	—
Remeasurement adjustment at December 31, 2024 (b)	(24)	—
Total euro-denominated fixed rate senior secured notes	518	—
Total fixed rate senior secured notes (c)	14,913	13,445
Variable Rate Unsecured Debt:
$500M Credit Facility due February 21, 2027 (d)	480	—
Total long-term debt	15,393	13,445
Unamortized discount, premium and debt issuance costs	(159)	(151)
Total carrying amount of long-term debt	$15,234	$13,294
——————
(a)On May 21, 2024, Oncor issued the Euro Notes. Oncor’s euro-denominated fixed rate payment obligations under the Euro Notes were effectively converted to U.S. dollar-denominated fixed-rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange rate risk associated with the interest and principal payments on the Euro Notes that are due in euros. In consideration of the effect of cross-currency swaps, the U.S. dollar principal amount due on the Euro Notes at maturity will be $542 million and the all-in U.S. dollar fixed-rate coupon on the Euro Notes is 5.371%.
(b)The remeasurement was calculated based on the exchange rate of €1.00 to $1.0357 on December 31, 2024.
(c)Oncor’s senior secured notes are secured equally and ratably by a first priority lien on certain transmission and distribution assets. See “Deed of Trust” below for additional information.
(d)Amounts borrowed under the $500M Credit Facility are unsecured. See “$500M Credit Facility” below for additional information.

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At December 31, 2024 and 2023, Oncor’s outstanding U.S. dollar-denominated fixed rate senior secured notes consisted of the following:

	At December 31,
	2024	2023
U.S. Dollar-denominated Fixed Rate Senior Secured Notes:
2.75% Senior Notes due June 1, 2024	$-	$500
2.95% Senior Notes due April 1, 2025 (a)	350	350
0.55% Senior Notes due October 1, 2025 (a)	450	450
3.86% Senior Notes, Series A, due December 3, 2025 (a)	174	174
3.86% Senior Notes, Series B, due January 14, 2026	38	38
5.50% Senior Notes, Series C, due May 1, 2026	200	200
4.30% Senior Notes due May 15, 2028	600	600
3.70% Senior Notes due November 15, 2028	650	650
5.75% Senior Notes due March 15, 2029	318	318
5.00% Senior Notes, Series F, due May 1, 2029	100	-
4.65% Senior Notes due November 1, 2029	550	-
2.75% Senior Notes due May 15, 2030	700	700
5.34% Senior Notes, Series D, due May 1, 2031	100	100
7.00% Senior Notes due May 1, 2032	494	494
4.15% Senior Notes due June 1, 2032	400	400
4.55% Senior Notes due September 15, 2032	700	700
7.25% Senior Notes due January 15, 2033	323	323
5.65% Senior Notes due November 15, 2033	800	800
5.45% Senior Notes, Series E, due May 1, 2036	100	100
7.50% Senior Notes due September 1, 2038	300	300
5.25% Senior Notes due September 30, 2040	475	475
4.55% Senior Notes due December 1, 2041	400	400
5.30% Senior Notes due June 1, 2042	348	348
3.75% Senior Notes due April 1, 2045	550	550
3.80% Senior Notes due September 30, 2047	325	325
4.10% Senior Notes due November 15, 2048	450	450
3.80% Senior Notes due June 1, 2049	500	500
3.10% Senior Notes due September 15, 2049	700	700
3.70% Senior Notes due May 15, 2050	400	400
2.70% Senior Notes due November 15, 2051	500	500
4.60% Senior Notes due June 1, 2052	400	400
4.95% Senior Notes due September 15, 2052	900	900
5.35% Senior Notes due October 1, 2052	300	300
5.49% Senior Notes, Series G, due May 1, 2054	50	-
5.55% Senior Notes due June 15, 2054	750	-
Total U.S. dollar-denominated fixed rate senior secured notes	$14,395	$13,445
——————
(a)     At December 31, 2024, the $350 million aggregate principal amount of Oncor’s 2.95% Senior Secured Notes due April 1, 2025, $450 million aggregate principal amount of Oncor’s 0.55% Senior Secured Notes due October 1, 2025 and $174 million aggregate principal amount of Oncor’s 3.86% Senior Secured Notes due December 3, 2025 are due within the next 12 months. At December 31, 2024, in accordance with ASC 470-10 “Debt,” Oncor’s intent to refinance such debt on a long-term basis and Oncor’s ability to refinance the obligation through the then-available capacity of the AR Facility and the $500M Credit Facility and subsequent issuance of senior secured notes and available capacity of the $1B Credit Facility entered on February 20, 2025, resulted in these senior notes due within the next 12 months being classified as long-term debt, noncurrent.

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Deed of Trust

Oncor’s long-term senior secured notes are secured equally and ratably by a first priority lien on all property acquired or constructed by Oncor for use in its electricity transmission and distribution business, subject to certain exceptions. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and
(ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent.

AR Facility
In April 2023, Oncor and its bankruptcy-remote special purpose entity Receivables LLC, a wholly-owned subsidiary of Oncor, established the AR Facility, a revolving accounts receivable securitization facility. Under the terms of the AR Facility, Oncor sells or contributes all of its existing and future accounts receivable from REPs and certain related rights to Receivables LLC as contemplated by the terms of the AR Facility. Receivables LLC then pledges those REP receivables and related rights to the lenders under the AR Facility as collateral for borrowings. Oncor serves as servicer of the AR Facility and receives a fee from Receivables LLC equal to 1.00% per annum of the aggregate unpaid balance of receivables as of the last day of each settlement period.

Receivables LLC’s sole business consists of the purchase or acceptance through capital contributions of the receivables and related rights from Oncor and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the administrative agent for the benefit of the lenders pursuant to the receivables financing agreement. Receivables LLC is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to have amounts owed to them be satisfied out of Receivables LLC’s assets prior to any assets or value in Receivables LLC becoming available to Receivables LLC’s equity holder. The assets of Receivables LLC are not available to pay creditors of Oncor or any affiliate thereof.

Receivables LLC is considered a VIE. See Note 13 for more information related to Oncor’s consolidated VIE.
Oncor has access to the AR Facility, under which Receivables LLC may borrow at any one time an amount equal to the borrowing base. The borrowing base is defined under the receivables financing agreement as an amount equal to the lesser of (i) the facility limit of $500 million or (ii) the amount calculated based on the outstanding balance of eligible receivables held as collateral at a particular time, subject to certain reserves, concentration limits, and other limitations. Borrowings under the AR Facility bear interest at the daily cost of asset-backed commercial paper issued by the conduit lenders to fund the loans, plus related dealer commissions and note issuance costs, or, if funded by the committed lenders, a rate per annum equal to SOFR calculated based on term SOFR for a one-month interest period, plus the SOFR Adjustment. Receivables LLC also pays a used and unused fee in connection with the AR Facility.

The agreements relating to the AR Facility contain customary representations and warranties and affirmative and negative covenants. The agreements relating to the AR Facility also contain customary events of default for a facility of this type, the occurrence of which provides for the acceleration of all outstanding loans made under the AR Facility, including Receivables LLC’s failure to pay interest or other amounts due, Receivables LLC becoming insolvent or subject to bankruptcy proceedings or certain judicial judgments or breaches of certain representations and warranties and covenants.

On April 26, 2024, the scheduled termination date of the AR Facility was extended by one year from April 28, 2026 to April 28, 2027. The AR Facility will terminate at the earlier of (i) the scheduled termination date of April 28, 2027, (ii) the date on which the termination date is declared or deemed to have occurred upon the exercise of remedies by the administrative agent, or (iii) the date that is 30 days after notice of termination is provided by Receivables LLC. Subject to the consent of the administrative agent and the lenders, Receivables LLC may, 30 days prior to each anniversary date of the receivables financing agreement, extend the AR Facility in one-year increments subject to lender approvals.

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$500M Credit Facility
On February 21, 2024, Oncor entered into an unsecured revolving $500M Credit Facility. The $500M Credit Facility has a borrowing capacity of $500 million and a maturity date of February 21, 2027. The $500M Credit Facility gives Oncor the option to request an increase in Oncor’s borrowing capacity of up to $500 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $500M Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals.

Borrowings under the $500M Credit Facility bear interest at a per annum rate equal to, at Oncor’s option,
(i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.875% and 1.500%, depending on certain credit ratings assigned to Oncor's debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate publicly announced from time to time by the administrative agent as its prime rate, (2) the federal funds effective rate, plus 0.50%, and (3) term SOFR for a one-month interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.50%, depending on certain credit ratings assigned to Oncor’s debt. The $500M Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or the reduction of the revolving commitments at a rate per annum equal to between 0.075% and 0.625% of the commitments under the $500M Credit Facility, depending on certain credit ratings assigned to Oncor's debt and the utilization percentage. The utilization percentage is determined by dividing the aggregate principal amount of loans outstanding under the $500M Credit Facility by the total commitments.
The $500M Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observes certain customary reporting requirements and other customary covenants for facilities of this type.

The $500M Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $500M Credit Facility and cross- default provisions in the event Oncor or any of Oncor’s subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $100 million that are not discharged or stayed within 60 days.

Long-Term Debt-Related Activities in 2024
Senior Secured Notes Issuances
Issuance of 2024 NPA Notes
On April 24, 2024, Oncor issued $100 million aggregate principal amount of 5.00% Senior Secured Notes, Series F, due May 1, 2029 (Series F Notes) and $50 million aggregate principal amount of 5.49% Senior Secured Notes, Series G, due May 1, 2054 (Series G Notes, and together with the Series F Notes, the 2024 NPA Notes). The 2024 NPA Notes were issued pursuant to the Note Purchase Agreement, dated March 27, 2024, between Oncor and the purchasers named therein (2024 NPA). Oncor used the proceeds from the sale of the 2024 NPA Notes for general corporate purposes, including to repay CP Notes then outstanding.

The Series F Notes bear interest at a rate of 5.00% per annum and mature on May 1, 2029. The Series G Notes bear interest at a rate of 5.49% per annum and mature on May 1, 2054. Interest on the 2024 NPA Notes is payable semi-annually on May 1 and November 1, beginning November 1, 2024. Prior to April 1, 2029 in the case of the Series F Notes and November 1, 2053 in the case of the Series G Notes, Oncor may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make- whole” premium. On and after April 1, 2029 in the case of the Series F Notes and November 1, 2053 in the case of

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the Series G Notes, Oncor may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.

The 2024 NPA contains customary covenants, restricting, subject to certain exceptions, Oncor from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2024 NPA requires that Oncor maintains a consolidated senior debt to consolidated total capitalization ratio of no greater than
0.65 to 1.00.

The 2024 NPA also contains customary events of default, including the failure to pay principal or interest on the 2024 NPA Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2024 NPA, the outstanding principal of the 2024 NPA Notes may be declared due and payable.

Issuance of Euro Notes Under Indenture

On May 21, 2024, Oncor issued €500 million aggregate principal amount of Euro Notes. The Euro Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor’s euro- denominated fixed-rate payment obligations under the Euro Notes were effectively converted to U.S. dollar- denominated fixed-rate payment obligations at issuance through concurrently-executed cross-currency swaps, which are expected to mitigate foreign currency exchange risk associated with the interest and principal payments on the Euro Notes that are due in euros. As a result of the cross-currency swaps, the U.S. dollar principal amount due on the Euro Notes at maturity will be $542 million and the all-in U.S. dollar fixed-rate coupon on the Euro Notes is 5.371%. See Note 12 for more information on Oncor’s cross-currency swaps activities.

Oncor intends to allocate/disburse the net proceeds from the sale of the Euro Notes, or an amount equal to the net proceeds from the sale of the Euro Notes, to finance and/or refinance, in whole or in part, investments in or expenditures on one or more new and/or existing eligible green projects in accordance with Oncor’s sustainable financing framework. Eligible green projects will include new and/or existing projects which fall into one or more of the eligible categories of renewable energy, energy efficiency and climate change adaptation, and also meet the eligibility criteria set forth in the applicable offering documents. Prior to the allocation/disbursement of the full amount of the net proceeds from the sale of the Euro Notes to eligible green projects, Oncor temporarily applied such net proceeds to repay $400 million aggregate principal amount outstanding under the AR Facility, which amount reflected the entire amount then-outstanding, and to repay CP Notes then outstanding.

The Euro Notes bear interest at a rate of 3.50% per annum and mature on May 15, 2031. Interest on the Euro Notes accrued from the date of the original issuance and is payable annually on May 15 of each year, beginning on May 15, 2025. Prior to February 15, 2031, Oncor may redeem the Euro Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after February 15, 2031, Oncor may redeem the Euro Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Euro Notes, plus accrued and unpaid interest. Oncor may also redeem the Euro Notes for cash in whole, but not in part, at the redemption price equal to 100% of the principal amount of the Euro Notes, plus accrued and unpaid interest, if certain tax events occur that would obligate Oncor to pay certain additional amounts.

Issuance of Senior Secured Notes Under Indenture (2054 Notes)

On June 21, 2024, Oncor issued $750 million aggregate principal amount of 5.55% Senior Secured Notes due June 15, 2054 (2054 Notes). The 2054 Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor used the net proceeds from the sale of the 2054 Notes for general corporate purposes, including to repay CP Notes then outstanding.

The 2054 Notes bear interest at a rate of 5.55% per annum and mature on June 15, 2054. Interest on the 2054 Notes accrued from June 21, 2024 and will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2024. Prior to December 15, 2053, Oncor may redeem the 2054 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make- whole” premium. On and after December 15, 2053, Oncor may redeem the 2054 Notes at any time, in whole or in

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part, at a redemption price equal to 100% of the principal amount of the 2054 Notes, plus accrued and unpaid interest.
Issuance of Senior Secured Notes Under Indenture (the Outstanding 2029 Notes)

On November 13, 2024, Oncor issued $550 million aggregate principal amount of 4.65% Senior Secured Notes due November 1, 2029 (the Outstanding 2029 Notes). The Outstanding 2029 Notes were issued under one of Oncor’s existing indentures and are secured pursuant to the Deed of Trust. Oncor used the net proceeds from the sale of the Outstanding 2029 Notes for general corporate purposes, including to repay the full amount then outstanding under the AR Facility and a portion of CP Notes then outstanding.

The Outstanding 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the Outstanding 2029 Notes accrued from November 13, 2024 and will be payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, Oncor may redeem the Outstanding 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, Oncor may redeem the Outstanding 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Outstanding 2029 Notes, plus accrued and unpaid interest.

Senior Secured Notes Repayment
Oncor repaid in full at maturity the $500 million aggregate principal amount of Oncor’s 2.75% Senior Secured Notes due June 1, 2024, plus accrued and unpaid interest on such notes.

AR Facility
The following table summarizes the activity under the AR Facility in 2024:

Borrowing (Repayment) Amounts
Balance at December 31, 2023	$-
Borrowing on January 30, 2024	300
Borrowing on April 29, 2024	100
Repayment on May 21, 2024	(400)
Borrowing on June 27, 2024	140
Borrowing on August 30, 2024	235
Borrowing on September 30, 2024	125
Repayment on November 13, 2024	(500)
Balance at December 31, 2024	$-

At December 31, 2024, the borrowing base for the AR Facility was $500 million and no borrowings were outstanding under the AR Facility.

$500M Credit Facility
The following table summarizes the activity under the $500M Credit Facility in 2024:

Borrowing (Repayment) Amounts
Borrowing on February 28, 2024	$220
Borrowing on March 28, 2024	280
Repayment on December 30, 2024	(20)
Balance at December 31, 2024	$480

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Maturities
Oncor’s long-term debt maturities at December 31, 2024, are as follows:

Years	Amounts (a)
2025		$974
2026		238
2027		480
2028		1,250
2029		968
Thereafter		11,483
Total		$15,393
——————
(a) Excludes debt discounts, debt premiums and debt issuance costs, but includes the remeasurement adjustment related to the Euro Notes.

Fair Value of Long-Term Debt
At December 31, 2024 and 2023, the estimated fair value of Oncor’s long-term debt (including current maturities) totaled $13.446 billion and $12.798 billion, respectively, and the carrying amount totaled $15.234 billion and $13.294 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

Long-Term Debt-Related Activities in 2025

Issuance of Senior Secured Notes Under Indenture (the New 2029 Notes) — On January 14, 2025, Oncor issued $100 million aggregate principal amount of Oncor’s 4.65% Senior Secured Notes due 2029 (the New 2029 Notes). The New 2029 Notes constitute an additional issuance of Oncor’s Outstanding 2029 Notes, $550 million of which Oncor previously issued on November 13, 2024 and are currently outstanding. The New 2029 Notes were issued under one of its existing indentures and are secured pursuant to the Deed of Trust. Oncor used the net proceeds from the sale of the New 2029 Notes for general corporate purposes, including to repay a portion of CP Notes then outstanding.

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The New 2029 Notes bear interest at a rate of 4.65% per annum and mature on November 1, 2029. Interest on the New 2029 Notes accrued from November 13, 2024 and will be payable semi-annually on May 1 and
November 1 of each year, beginning on May 1, 2025. Prior to October 1, 2029, Oncor may redeem the New 2029 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after October 1, 2029, Oncor may redeem the New 2029 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the New 2029 Notes, plus accrued and unpaid interest.
Subsequent Borrowing under AR Facility — On January 30, 2025, Oncor borrowed $300 million aggregate principal amount under the AR Facility. Oncor used the net proceeds from the borrowing for general corporate purposes, including to repay a portion of CP Notes then outstanding.

Issuance of 2025 NPA Notes — On January 30, 2025, Oncor issued $250 million aggregate principal amount of 5.15% Senior Secured Notes, Series H, due May 1, 2029 (the Series H Notes). The Series H Notes were issued pursuant to the Note Purchase Agreement, dated January 30, 2025, between Oncor and the purchasers named therein (2025 NPA). Oncor used the proceeds from the sale of the Series H Notes for general corporate purposes, including to repay a portion of CP Notes then outstanding. The 2025 NPA provides for, subject to the satisfaction of the certain customary closing conditions specified therein, Oncor’s future issuance of $150 million aggregate principal amount of 5.59% Senior Secured Notes, Series I, due May 1, 2034 (the Series I Notes) on or prior to February 28, 2025. Collectively, the Series H Notes and the Series I Notes are referred to as the 2025 NPA Notes.

The Series H Notes bear interest at a rate of 5.15% per annum and mature on May 1, 2029. Interest on the Series H Notes accrued from January 30, 2025 and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. When issued, the Series I Notes will bear interest at a rate of 5.59% per annum and mature on May 1, 2034. Interest on the Series I Notes will accrue from the date of their issuance in February and will be payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2025. Prior to April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, Oncor may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after April 1, 2029 in the case of the Series H Notes and April 1, 2034 in the case of the Series I Notes, Oncor may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.

The 2025 NPA contains customary covenants, restricting, subject to certain exceptions, Oncor from, among other things, entering into mergers and consolidations, and sales of substantial assets. In addition, the 2025 NPA requires that Oncor maintains a consolidated senior debt to consolidated total capitalization ratio of no greater than
0.65 to 1.00.

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The 2025 NPA also contains customary events of default, including the failure to pay principal or interest on the 2025 NPA Notes when due, among others. If any such event of default occurs and is continuing, among other remedies provided in the 2025 NPA, the outstanding principal of the 2025 NPA Notes may be declared due and payable.

$1B Credit Facility — On February 20, 2025, Oncor entered into an unsecured revolving $1B Credit Facility. The $1B Credit Facility has a borrowing capacity of $1.0 billion and a maturity date of February 20, 2028. The $1B Credit Facility gives Oncor the option to request an increase in its borrowing capacity of up to $350 million in $100 million minimum increments, subject to certain conditions, including lender approvals. The $1B Credit Facility also provides Oncor with the option to request that each lender extend the term of its commitment for up to two additional one-year periods, subject to certain conditions, including lender approvals.

Borrowings under the $1B Credit Facility bear interest at a per annum rate equal to, at Oncor’s option, (i) term SOFR for the interest period relevant to such borrowing, plus the SOFR Adjustment, plus an applicable margin of between 0.750% and 1.250%, depending on certain credit ratings assigned to Oncor's debt, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date, plus the SOFR Adjustment, plus 1.0%), plus, in the case of clauses (1) through (3), an applicable margin of between 0.00% and 0.25%, depending on certain credit ratings assigned to Oncor’s debt. The $1B Credit Facility also provides for an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

A commitment fee is payable quarterly in arrears and upon termination or reduction of the revolving commitments at a rate per annum equal to between 0.040% and 0.150%, depending on certain credit ratings assigned to Oncor's debt, of the commitments under the $1B Credit Facility.
The $1B Credit Facility requires that Oncor maintains a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The $1B Credit Facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the $1B Credit Facility and cross- default provisions in the event Oncor or certain of Oncor’s subsidiaries defaults on indebtedness in a principal amount in excess of $150 million that results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

2025 Notes Redemption — On February 12, 2025, the trustee under the indenture governing Oncor’s 2.95% Senior Secured Notes due 2025 (2025 Notes) delivered a notice of redemption on Oncor’s behalf to the holders of Oncor’s outstanding 2025 Notes. The 2025 Notes mature on April 1, 2025. The notice provides that Oncor will redeem the entire $350 million aggregate principal amount outstanding of the 2025 Notes. The redemption date will be March 14, 2025 and the redemption price will be equal to 100% of the principal amount of the 2025 Notes, plus accrued interest to, but not including, the redemption date. Upon the redemption of the 2025 Notes, none of the 2025 Notes will remain outstanding.

7.COMMITMENTS AND CONTINGENCIES

Leases
General

A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. As lessee, Oncor’s leased assets primarily consist of Oncor’s vehicle fleet and real estate leased for company offices and service centers. Oncor’s leases are accounted for as operating leases for

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GAAP purposes. At December 31, 2024 and 2023, Oncor had $3 million and $4 million, respectively, in GAAP operating leases for temporary emergency electric energy facilities that are treated as capital leases solely for rate-

making purposes as required by PURA. Oncor generally recognizes operating lease costs on a straight-line basis over the lease term in operating expenses. Oncor is not a lessor to any material lease contracts.
As of the lease commencement date, Oncor recognizes a lease liability for Oncor’s obligation to make lease payments, which is initially measured at present value using Oncor’s incremental borrowing rate at the date of lease commencement, unless the rate implicit in the lease is readily determinable. Oncor determines its incremental borrowing rate based on the rate of interest that it would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. Oncor also records a ROU asset for its right to use the underlying asset, which is initially equal to the lease liability and adjusted for any lease payments made at or before lease commencement, lease incentives and any initial direct costs.

Some of Oncor’s lease agreements contain nonlease components, which represent items or activities that transfer a good or service. Oncor separates lease components from nonlease components, if any, for Oncor’s fleet vehicle and real estate leases for purposes of calculating the related lease liability and ROU asset.
Certain of Oncor’s leases include options to extend the lease terms for up to 20 years, while others include options to terminate early. Oncor’s lease liabilities and ROU assets are based on lease terms that may include such options to extend or terminate the lease when it is reasonably certain that Oncor will exercise that option.

Short-term Leases
Some of Oncor’s contracts are short-term leases, which have a lease term of 12 months or less at lease commencement. As allowed by GAAP, Oncor does not recognize a lease liability or ROU asset arising from short- term leases for all existing classes of underlying assets. Oncor recognizes short-term lease costs on a straight-line basis over the lease term.

Lease Obligations, Lease Costs and Other Supplemental Data

The following table presents GAAP operating lease related balance sheet information:

	At December 31,
	2024	2023
ROU assets:
Operating lease ROU and other assets (noncurrent)	$209	$122

Lease liabilities:
Operating lease and other current liabilities	$41	$35
Operating lease and other obligations (noncurrent)	193	112
Total operating lease liabilities	$234	$147

Weighted-average remaining lease term (in years)	7	6
Weighted-average discount rate	3.7%	2.8%

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The following table presents costs related to lease activities:

	Years Ended December 31,
	2024	2023	2022
Operating lease costs (including amounts allocated to property, plant and equipment)	$31	$53	$52
Short-term lease costs	20	13	9
Total operating lease costs	$51	$66	$61

The following table presents lease related cash flows and other information:

	Years Ended December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of operating lease liabilities	$56	$47	$49

ROU assets obtained in exchange for operating lease obligations (noncash)	$129	$19	$42

The following table presents the maturity analysis of Oncor’s operating lease liabilities and reconciliation to the present value of lease liabilities:

Years	Amounts (a)
2025	$50
2026	39
2027	34
2028	29
2029	20
Thereafter	111
Total undiscounted lease payments	283
Less imputed interest	(49)
Total operating lease obligations	$234
——————
(a) Excludes the effects of a ten-year operating lease liability entered into in 2024 that commenced in January 2025. The future minimum lease payments under the lease agreement are estimated to be $1 million each year for 2025 through 2029 and $7 million thereafter (through expiration in 2034) for the lease.

Sales and Use Tax Audits

Oncor is subject to sales and use tax audits in the normal course of business. As of December 31, 2024, the Texas State Comptroller’s office was conducting two sales and use tax audits for audit periods covering July 2013 through December 2017 and January 2018 through December 2022. While the outcome of these ongoing audits is uncertain, based on Oncor’s analysis, Oncor does not expect the ultimate resolutions of these ongoing audits will have a material adverse effect on its financial position, results of operations, or cash flows.

In January 2024, Oncor reached a final settlement agreement with the Texas State Comptroller’s office for the sales and use tax audit for the January 2010 through June 2013 audit period that resulted in a $63 million refund, net of

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consulting fees. The effects of the net settlement recorded in the first quarter of 2024 reflect a $53 million reduction in property, plant and equipment in the Consolidated Balance Sheets related to sales tax previously capitalized and a $10 million decrease in operation and maintenance expense in the Statements of Consolidated Income related to sales tax previously expensed.

Energy Efficiency Spending
Oncor is required to annually invest in programs designed to improve customer electricity demand and consumption efficiencies to satisfy ongoing regulatory requirements. The requirement for the year 2025 is $55 million, which is recoverable through EECRF rates.

Legal/Regulatory Proceedings
See Note 2 above for additional information regarding certain regulatory proceedings. Oncor is also involved in other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations, or cash flows.

Labor Contracts

At December 31, 2024, approximately 16% of Oncor’s full-time employees were represented by a labor union and covered by a collective bargaining agreement that expires in October 2026.
Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations. The impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and
•the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.
Oncor has not identified any significant potential environmental liabilities at this time.

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8.MEMBERSHIP INTERESTS - ONCOR HOLDINGS
Contributions

On February 14, 2025, Oncor Holdings received cash capital contributions from its member totaling $486 million. During 2024, Oncor Holdings received the following cash capital contributions from its member, each of which it subsequently contributed to Oncor.

Receipt Dates	Amounts
February 16, 2024	$192
May 3, 2024	$193
July 31, 2024	$193
October 31, 2024	$91
December 20, 2024	$303

Distributions
While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors or a majority of the Disinterested Directors, can withhold distributions (other than contractual tax payments) to the extent they determine that it is necessary to retain such amounts to meet the company’s expected future requirements.

The Sempra Order and the limited liability company agreement set forth various restrictions on distributions to members. Among those restrictions is the commitment that Oncor will make no distributions (other than contractual tax payments) to its members that would cause Oncor to exceed its debt-to-equity ratio authorized by the PUCT. The distribution restrictions also include the ability of a majority of Oncor’s Disinterested Directors, or either of the two member directors designated by Texas Transmission, to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to- equity ratio commitment). In addition, the distribution restrictions also require Oncor to suspend dividends and other distributions (except for contractual tax payments) if the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), unless otherwise allowed by the PUCT.

Oncor’s current authorized regulatory capital structure is 57.5% debt to 42.5% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s regulatory debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction. At December 31, 2024, Oncor’s regulatory capitalization was 56.1% debt to 43.9% equity and as a result Oncor had $686 million available to distribute to its members without exceeding our authorized debt-to-equity ratio.

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On February 13, 2025, Oncor’s board of directors declared, and Oncor paid, a cash distribution of $142 million. During 2024, Oncor’s board of directors declared, and Oncor paid, the following cash distributions to our member:

Declaration Dates	Payment Dates	Amounts
February 14, 2024	February 15, 2024	$100
April 30, 2024	May 1, 2024	$101
July 30, 2024	July 30, 2024	$100
December 9, 2024	December 19, 2024	$303

AOCI - Oncor Holdings
The following table presents the changes to AOCI attributable to Oncor Holdings for the years ended December 31, 2024, 2023 and 2022 net of tax:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	AOCI
Balance at December 31, 2021	$(29)	$(62)	$(91)
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges	2	-	2
Defined benefit pension plans	-	(18)	(18)
Balance at December 31, 2022	(27)	(80)	(107)
Cash flow hedges – amount reclassified from AOCI and reported in interest expense and related charges	2	-	2
Cash flow hedges – loss on settlement of interest rate hedge transactions	(2)	-	(2)
Defined benefit pension plans	-	(11)	(11)
Balance at December 31, 2023	(27)	(91)	(118)
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges	2	-	2
Cash flow hedges – loss on settlement of interest rate hedge transactions	(10)	-	(10)
Fair value hedges – unrealized gain on cross- currency swaps attributable to excluded components	2	-	2
Defined benefit pension plans	-	1	1
Balance at December 31, 2024	$(33)	$(90)	$(123)

9.NONCONTROLLING INTERESTS

At December 31, 2024 and 2023, Oncor’s ownership was 80.25% held by us and 19.75% held by Texas Transmission. The book value of the noncontrolling interests exceeds its ownership percentage due to the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

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Contributions from Noncontrolling Interests

On February 14, 2025, Oncor received cash capital contributions from Texas Transmission totaling $119 million. During 2024, Oncor received the following cash capital contributions from Texas Transmission.

Receipt Dates	Amounts
February 16, 2024	$48
May 3, 2024	$47
July 31, 2024	$47
October 31, 2024	$23
December 20, 2024	$74

Distributions to Noncontrolling Interests

On February 13, 2025, Oncor’s board of directors declared, and Oncor paid a cash distribution of $35 million. During 2024, Oncor’s board of directors declared, and Oncor paid, the following cash distributions to Texas Transmission:

Declaration Dates	Payment Dates	Amounts
February 14, 2024	February 15, 2024	$25
April 30, 2024	May 1, 2024	$25
July 30, 2024	July 30, 2024	$25
December 9, 2024	December 19, 2024	$74

10.EMPLOYEE BENEFIT PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of certain pension and OPEB costs related to the regulated utility service of Oncor’s employees (and their eligible dependents) and the regulated utility service of certain employees (and their eligible dependents) of Oncor’s former affiliated companies for periods prior to the deregulation and disaggregation of the Texas electric market in 2002 (recoverable service). Accordingly, in 2005, Oncor entered into an agreement with a former affiliate of it whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service. Oncor subsequently entered into an agreement with a Vistra affiliate regarding provision of these benefits. Pursuant to that agreement, Oncor currently sponsors an OPEB plan that provides certain retirement healthcare and life insurance benefits to eligible former employees of Oncor and Vistra (or their predecessors or affiliates) for whom both Oncor and Vistra bear a portion of the benefit responsibility. See “OPEB Plans” below for more information.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2024 and 2023, Oncor had recorded net regulatory assets totaling $242 million and $291 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.
Oncor also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to Oncor’s regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service are not recoverable through rates.

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Pension Plans
Oncor sponsors the Oncor Retirement Plan and also has liabilities related to the Vistra Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Code, and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. The weighted-average interest crediting rate assumption for the Cash Balance Formula was 3.5% for 2024. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is Oncor’s policy to fund its plans on a current basis to the extent required under existing federal tax and ERISA regulations.

Oncor also maintains the Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan. Supplemental Retirement Plan amounts are included in the reported pension amounts below.
At December 31, 2024, the pension plans’ projected benefit obligation included a net actuarial gain of $134 million attributable primarily to an increase in discount rates due to changes in the corporate bond markets, partially offset by actuarial assumption updates to reflect recent demographic experience and current market conditions and plan experience different than expected.

OPEB Plans

Oncor currently sponsors two OPEB Plans. One plan covers Oncor’s eligible current and future retirees whose services are 100% attributed to the regulated business. Effective January 1, 2018, Oncor established a second plan to cover eligible retirees of Oncor and Vistra (or their predecessors or affiliates) whose employment services were assigned to both Oncor (or a predecessor regulated utility business) and the non-regulated business of Vistra. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees.

Oncor’s contribution policy for the OPEB Plans is to place in irrevocable external trusts dedicated to the payment of OPEB expenses an amount at least equal to the OPEB expense recovered in rates.
At December 31, 2024, the OPEB Plans’ projected benefit obligation included a net actuarial gain of $15 million attributable primarily to increasing discount rates due to changes in the corporate bond markets and plan experience different than expected, partially offset by losses attributable to updates to health care assumptions.
Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to Oncor’s obligations with respect to the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above.

The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating Oncor’s pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

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The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

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Detailed Information Regarding Pension and OPEB Benefits
The following pension plans and OPEB Plans information is based on December 31, 2024, 2023 and 2022 measurement dates:

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	4.77%	4.94%	2.75%	4.99%	5.19%	2.91%
Expected return on plan assets	5.83%	6.04%	4.70%	6.72%	6.94%	5.61%
Rate of compensation increase	5.65%	5.34%	4.98%	N/A	N/A	N/A

Components of Net Pension and OPEB Costs:
Service cost	$25	$23	$31	$2	$2	$4
Interest cost (a)	120	123	90	31	33	25
Expected return on assets (a)	(115)	(125)	(104)	(7)	(7)	(8)
Amortization of net loss (gain) (a)	4	1	32	(7)	(33)	(1)
Net pension and OPEB costs	34	22	49	19	(5)	20
Net adjustments (b)	(10)	6	(6)	(10)	21	11
Net pension and OPEB costs recognized as operation and maintenance expense or other deductions	$24	$28	$43	$9	$16	$31

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net (gain) loss	$(12)	$27	$50	$(15)	$(11)	$(157)
Amortization of net (loss) gain	(4)	(1)	(32)	7	33	1
Total recognized as regulatory assets or other comprehensive income	(16)	26	18	(8)	22	(156)
Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$8	$54	$61	$1	$38	$(125)
——————
(a)The components of net costs other than service cost component are recorded in “Other deductions and (income) – net” in Statements of Consolidated Income.
(b)Net adjustments include amounts principally deferred as property, regulatory asset or regulatory liability.

	Pension Plans			OPEB Plans
	Years Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	5.46%	4.77%	4.94%	5.65%	4.99%	5.19%
Rate of compensation increase	5.57%	5.65%	5.34%	N/A	N/A	N/A

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	Pension Plans		OPEB Plans
	Years Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Change in Projected Benefit Obligation (PBO) for Pension Plans/Accumulated Postretirement Benefit Obligation (APBO) for OPEB Plans:
PBO/APBO at beginning of year	$2,615	$2,567	$654	$664
Service cost	25	23	2	2
Interest cost	120	123	31	33
Participant contributions	-	-	20	20
Actuarial (gain) loss	(134)	63	(15)	(2)
Benefits paid	(166)	(161)	(65)	(63)
PBO/APBO at end of year	$2,460	$2,615	$627	$654
Accumulated benefit obligation (ABO) at end of year	$2,360	$2,502	N/A	N/A

Change in Plan Assets:
Fair value of assets at beginning of year	$1,822	$1,817	$116	$120
Actual return (loss) on assets	(7)	161	7	15
Employer contributions	90	5	23	24
Participant contributions	-	-	20	20
Benefits paid	(166)	(161)	(65)	(63)
Fair value of assets at end of year	$1,739	$1,822	$101	$116

Funded Status:
Projected benefit obligation at end of year	$(2,460)	$(2,615)	$(627)	$(654)
Fair value of assets at end of year	1,739	1,822	101	116
Funded status at end of year	$(721)	$(793)	$(526)	$(538)

	Pension Plans		OPEB Plans
	At December 31,		At December 31,
	2024	2023	2024	2023
Amounts Recognized in the Balance Sheet Consist of:
Assets:
Other noncurrent assets	$29	$23	$-	$-
Regulatory assets (a)	331	346	-	-
Total assets recognized	$360	$369	$-	$-
Liabilities:
Other current liabilities	$(6)	$(5)	$(13)	$(13)
Other noncurrent liabilities	(744)	(811)	(513)	(525)
Regulatory liabilities	-	-	(165)	(157)
Total liabilities recognized	$(750)	$(816)	$(691)	$(695)
Accumulated other comprehensive net loss (income) (a)	$144	$145	$(1)	$(1)

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——————
(a)Reflects a $20 million reclassification related to certain employee retirement liabilities from regulatory assets to other comprehensive income in the first quarter of 2023, recorded as a result of the final order in Oncor’s comprehensive base rate review (PUCT Docket No. 53601).

The following table provides information regarding the assumed health care cost trend rates.

	Years Ended December 31,
	2024	2023	2022
Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	7.40%	7.40%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2034	2033	2032
Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	10.10%	8.80%	8.30%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2034	2033	2032

The following table provides information regarding pension plans with PBO and ABO in excess of the fair value of plan assets.

	At December 31,
	2024	2023
Pension Plans with PBO and ABO in Excess of Plan Assets (a):
PBO	$2,460	$2,615
ABO	$2,360	$2,502
Fair value of plan assets	$1,739	$1,822
——————
(a)PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan are included. Oncor’s obligations with respect to the Vistra Retirement Plan are overfunded. As of December 31, 2024, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $130 million, $129 million and $159 million, respectively. As of December 31, 2023, PBO, ABO and the plan assets relating to Oncor’s obligations with respect to the Vistra Retirement Plan were $142 million,
$141 million and $165 million, respectively.

The following table provides information regarding OPEB Plans with APBO in excess of the fair value of plan assets.

	At December 31,
	2024	2023
OPEB Plans with APBO in Excess of Plan Assets:
APBO	$627	$654
Fair value of plan assets	$101	$116

Pension Plans and OPEB Plans Investment Strategy and Asset Allocations
Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real assets, credit strategies (high yield bonds, emerging market debt and bank loans), hedge

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fund, private equity and private credit are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S. Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high-grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the regulated utility service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents 26% of total investments at December 31, 2024.

The target asset allocation ranges of the pension plans’ investments by asset category are as follows:

	Target Allocation Ranges
Asset Category	Regulated Utility Service Pool	Non-Regulated Service Pool
International equities	5% - 13%	2% - 8%
U.S. equities	13% - 21%	7% - 13%
Real assets	7% - 17%	0% - 6%
Credit strategies	0% - 10%	0% - 6%
Private credit	0% - 10%	0%
Private equity	0% - 10%	0%
Hedge funds	0% - 10%	0%
Fixed income	38% - 48%	77% - 85%

Oncor’s investment objective for the OPEB Plans primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2024 provided below are consistent with the asset allocation targets.

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Fair Value Measurement of Pension Plans’ Assets
At December 31, 2024 and 2023, pension plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$-	$54	$-	$54
Equity securities:
U.S.	28	1	-	29
International	58	-	-	58
Fixed income securities:
Corporate bonds (a)	-	524	-	524
Other (b)	-	31	-	31
Total assets in the fair value hierarchy	$86	$610	$-	696
Total assets measured at NAV (c)				1,043
Total fair value of plan assets				$1,739

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
Asset Category
Equity securities:
U.S.	$44	$1	$-	$45
International	75	-	-	75
Fixed income securities:
Corporate bonds (a)	-	501	-	501
Other (b)	-	104	-	104
Total assets in the fair value hierarchy	$119	$606	$-	725
Total assets measured at NAV (c)				1,097
Total fair value of plan assets				$1,822
——————
(a)Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.
(b)Other consists primarily of government bonds, emerging market debt, bank loans and fixed income derivative instruments.
(c)Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

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Fair Value Measurement of OPEB Plans’ Assets
At December 31, 2024 and 2023, the OPEB Plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2024
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$9	$1	$-	$10
Equity securities:
U.S.	11	-	-	11
International	11	-	-	11
Fixed income securities:
Corporate bonds (a)		25	-	25
Other (b)	9	2	-	11
Total assets in the fair value hierarchy	$40	$28	$-	68
Total assets measured at NAV (c)				33
Total fair value of plan assets				$101

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$11	$1	$-	$12
Equity securities:
U.S.	14	-	-	14
International	12	-	-	12
Fixed income securities:
Corporate bonds (a)	-	31	-	31
Other (b)	9	4	-	13
Total assets in the fair value hierarchy	$46	$36	$-	82
Total assets measured at NAV (c)				34
Total fair value of plan assets				$116
——————
(a)Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.
(b)Other consists primarily of diversified bond mutual funds and government bonds.
(c)Fair value was measured using the NAV per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

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Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans
Asset Class	Expected Long-Term Rate of Return
International equity securities	6.88%
U.S. equity securities	7.08%
Real assets	7.76%
Credit strategies	7.40%
Private Equity	10.10%
Hedge Funds	7.30%
Private Debt	8.20%
Fixed income securities	5.40%
Weighted average (a)	6.33%
——————
(a) The 2025 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 5.97%, and for Oncor’s obligations with respect to the Vistra Retirement Plan is 6.73%.

OPEB Plans
Asset Class	Expected Long-Term Rate of Return
401(h) accounts	7.38%
Life insurance VEBA	6.94%
Union VEBA	6.94%
Non-union VEBA	4.30%
Shared retiree VEBA	4.30%
Weighted average	7.11%

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor seeks to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor recognizes the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.
Assumed Discount Rate

For the Oncor Retirement Plan at December 31, 2024, Oncor selected the assumed discount rate using the Aon AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2024 consisted of 1,291 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For Oncor’s obligations with respect to the Vistra Retirement Plan and the OPEB Plans at December 31, 2024, Oncor selected the assumed discount rate using the Aon AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2024 consisted of 490 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

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Future Pension Plans and OPEB Plans Cash Contributions
Based on applicable minimum funding requirements and the latest actuarial projections, Oncor’s future funding for the pension plans and the OPEB Plans, is expected to total $193 million and $25 million, respectively, in 2025 and approximately $562 million and $144 million, respectively, in the five-year period 2025 to 2029. Oncor may also elect to make additional discretionary contributions based on market and/or business conditions.

Future Benefit Payments

Estimated future benefit payments to participants are as follows:

	2025	2026	2027	2028	2029	2030-34
Pension plans	$188	$192	$193	$193	$192	$926
OPEB Plans	$46	$47	$48	$49	$49	$242

Thrift Plan

Oncor’s employees are eligible to participate in a qualified savings plan, the Oncor Thrift Plan, which is a participant-directed defined contribution plan subject to the provisions of ERISA and intended to qualify under Section 401(a) of the Code, and to meet the requirements of Code Sections 401(k) and 401(m). Under the plan, Oncor’s employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Oncor’s contributions to the Oncor Thrift Plan totaled $32 million, $29 million and $26 million for the years ended December 31, 2024, 2023 and 2022, respectively.

11.RELATED-PARTY TRANSACTIONS

The following represents our significant related-party transactions and related matters.
•We are a member of Sempra’s federal consolidated tax group and therefore Sempra’s federal consolidated income tax return includes our results. Included in our results as reported in Sempra’s federal consolidated tax return is our portion of Oncor’s taxable income. Under the terms of a tax sharing agreement, we are obligated to make payments to STH in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission, pro rata in accordance with its respective membership interest in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. STH also includes Oncor’s results in its combined Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to STH Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. See discussion in Note 1 to Financial Statements under “Income Taxes.”

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Amounts payable to (receivable from) STH related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Federal income taxes receivable	$(26)	$(2)
Texas margin tax payable	29	27
Net payable (receivable)	$3	$25

Cash payments made to Sempra related to income taxes consisted of the following:

	Years Ended December 31,
	2024	2023	2022
Federal income taxes	$37	$89	$79
Texas margin taxes	29	28	24
Total payments	$66	$117	$103

•Pursuant to the PUCT order in Docket No. 48929, relating to Oncor’s 2019 acquisition of InfraREIT, Inc., Oncor entered into an operation agreement with Sharyland under which Oncor provides certain operations services to Sharyland at cost with no markup or profit. Sempra owns an indirect 50% interest in the parent of Sharyland. Sharyland provided wholesale transmission service to Oncor in the amount of $17 million,
$16 million and $11 million in the years ended December 31, 2024, 2023 and 2022, respectively. Oncor provided certain operation services to Sharyland in the amount of $586,000, $659,000 and $639,000 in the years ended December 31, 2024, 2023 and 2022, respectively.
•Oncor paid Sempra $108,000, $105,000 and $103,000 for the years ended December 31, 2024, 2023 and 2022, respectively, for tax consulting and related services.

See Notes 1, 4 and 8 for information regarding the tax sharing agreement and distributions to our member.

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12.DERIVATIVES AND HEDGING

Oncor is exposed to changes in interest rates and foreign currency exchange rates primarily as a result of Oncor’s current and expected debt financings. Oncor utilizes derivative instruments to help mitigate Oncor’s exposure to interest rate risk related to Oncor’s forecasted issuances of debt. Oncor also utilizes, and expects to continue to utilize, derivate instruments to manage Oncor’s risk exposure to foreign currency exchange rates related to debt denominated in foreign currencies, including Oncor’s current Euro Notes.
Interest Rate Derivatives

Oncor may utilize interest rate derivative instruments typically designated as cash flow hedges, to lock in interest rates in anticipation of future financings. Oncor may designate an interest rate derivative instrument as a cash flow hedge if it effectively converts anticipated cash flows associated with interest payments to a fixed dollar amount. Designating interest rate derivative instruments as cash flow hedges is dependent on the business context in which the instrument is being used, the effectiveness of the instrument in offsetting the risk that the future cash flows of interest payments may vary, and other criteria. In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income or loss.
Amounts remain in AOCI and are reclassified into net income as the interest expense on the related debt affects net income.

The fair value of an interest rate derivative instrument is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income if the criteria for cash flow hedge accounting are not met or if the instrument is not designated as a cash flow hedge.

Interest Rate Hedge Transactions

In the second quarter of 2024, Oncor entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of 30-year senior secured notes. The hedges were terminated in June 2024 upon the issuance of Oncor’s 2054 Notes and a $17 million ($13 million net of tax) loss was reported in other comprehensive (loss) income. The accumulated other comprehensive loss will be reclassified into net income as an increase in interest expense over the life of the 2054 Notes.

In the fourth quarter of 2024, Oncor entered into interest rate hedge transactions hedging the variability of benchmark bond rates used to determine the interest rates on the anticipated issuance of five-year senior secured notes. The hedges were terminated in November 2024 upon the issuance of Oncor’s 2029 Notes and a $1 million (approximately $1 million net of tax) gain was reported in other comprehensive (loss) income. The accumulated other comprehensive gain will be reclassified into net income as a decrease in interest expense over the life of the 2029 Notes.

There was approximately $4 million of the amount reported in accumulated other comprehensive loss at December 31, 2024 related to the interest rate hedges entered into in 2024, as well as interest rate hedges entered into in prior years to be reclassified into net income as an increase to interest expense within the next 12 months. There were no interest rate derivatives outstanding at December 31, 2024.
Foreign Currency Derivatives

Oncor is exposed to foreign currency exchange rate risk as a result of the use of foreign currency denominated financing instruments, including the Euro Notes. Oncor has and may continue to utilize cross-currency swaps to help mitigate the exposure related to the Euro Notes and any other foreign currency denominated debt. Oncor’s existing cross-currency swaps exchange Oncor’s euro-denominated principal payments due at maturity under the Euro Notes into a U.S. dollar-denominated notional amount and swap euro-denominated fixed interest rates for U.S. dollar- denominated fixed interest rates. Oncor currently designates its cross-currency swaps as fair value hedges. In accounting for fair value hedges, the derivative contract is recorded on the balance sheet at fair value. Oncor has

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elected to exclude the cross-currency basis spread from the assessment of effectiveness in the fair value hedges of Oncor’s foreign currency risk and record any difference between the change in the fair value of the excluded components and the amounts recognized in earnings as a component of other comprehensive income or loss. The fair value (loss) gain on cross-currency swaps attributable to foreign currency exchange rates are recognized in the income statement to offset the remeasurement gain (loss) on the foreign currency denominated debt attributable to foreign currency exchange rates.
Foreign Currency Exchange Rate Hedge Transactions
In May 2024, Oncor entered into designated cross-currency swaps that effectively converted its euro- denominated fixed-rate payment obligations under its Euro Notes with respect to principal and interest payments to U.S. dollar-denominated fixed-rate payment obligations. At December 31, 2024, Oncor recorded a $21 million fair value loss of the cross-currency swaps. The fair value gain/loss on cross-currency swaps attributable to changes in the foreign currency exchange rate was recorded in the income statement offsetting the loss/gain due to remeasurement of Euro Notes, resulting in no impact on earnings attributable to change in foreign currency exchange rate. The amount attributable to excluded components at December 31, 2024 was $3 million ($2 million net of tax) and was reported in other comprehensive income or loss in 2024.

At December 31, 2024, the following foreign currency derivatives designated as fair value hedges of the Euro Notes were outstanding:

						Years Ended December 31, 2024
	Notional Amount	Pay Rate	Receive Amount	Receive Rate	Maturity	Fair Value Loss
Cross-currency swaps (a)	$542	5.371%	€500 million	3.50%	2031	$(21)
——————
(a)     Notional amount reflects the aggregate amount Oncor received in U.S. dollars upon execution of the cross-currency swaps in exchange for transferring the receive amount to the counterparties of the cross-currency swaps. As a result of the cross-currency swaps relating to the Euro Notes, Oncor’s all-in U.S. dollar fixed-rate coupon on the U.S. dollar notional amount is 5.371%.

Derivative Fair Values and Income Statement Impacts
The table below provides a balance sheet overview of Oncor’s outstanding derivative assets and liabilities as of December 31, 2024:

		At December 31, 2024
	Balance Sheet Location	Fair Value of Derivative Liabilities
Cross-currency swaps	Operating lease and other obligations	$21

The table below provides the related income statement impacts of derivative activity at December 31, 2024:

	Income Statement Location	Years Ended December 31, 2024
Cross-currency swaps	Other (income) and deductions – net (a)	$24
——————
(a)     The fair value gain (loss) on cross-currency swaps attributable to changes in the foreign currency exchange rate was recorded in the same income statement location and offset the loss (gain) due to remeasurement of Euro Notes, resulting in no impact on earnings attributable to change in foreign currency exchange rate. The fair value gain/loss on cross-currency swaps attributable to excluded components was recognized as a component of other comprehensive income or loss.

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Fair Value Measurements
The fair value of Oncor’s foreign currency related derivative instruments is measured using inputs that are considered a Level 2 measurement, as they are not actively traded and are valued using pricing models that use observable market quotations.

13.SUPPLEMENTARY FINANCIAL INFORMATION

Other (Income) and Deductions – Net

	Years Ended December 31,
	2024	2023	2022
Professional fees	$6	$8	$7
Recoverable Pension and OPEB – non-service costs	17	32	56
Non-recoverable pension and OPEB	(1)	(3)	2
Gain on sale of non-utility property	(1)	(9)	(12)
AFUDC – equity income	(60)	(50)	(36)
Interest and investment (income) loss – net	(28)	(13)	2
Other	4	4	1
Total other (income) and deductions – net	$(63)	$(31)	$20

Interest Expense and Related Charges

	Years Ended December 31,
	2024	2023	2022
Interest	$683	$552	$453
Amortization of discount, premium and debt issuance costs	14	13	10
Less AFUDC – capitalized interest portion	(44)	(29)	(18)
Total interest expense and related charges	$653	$536	$445

Accounts Receivable – Net

Accounts receivable reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Accounts receivable	$987	$958
Allowance for uncollectible accounts	(17)	(14)
Accounts receivable – net	$970	$944

The accounts receivable balance from REP subsidiaries of Oncor’s two largest customers, collectively represented 22% and 19%, respectively, of Oncor’s accounts receivable balance at December 31, 2024 and 22% and 20%, respectively, of the accounts receivable balance at December 31, 2023. No other customer represented 10% or more of the total accounts receivable during such periods.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset.

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Prepayments and Other Current Assets
Prepayments and other current assets reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Insurance prepayments	$27	$9
Local franchise tax prepayments	79	78
Other	18	14
Prepayments and other current assets	$124	$101

Investments and Other Property
Investments and other property reported on our balance sheet consist of the following:

	At December 31,
	2024	2023
Assets related to employee benefit plans (a)	$172	$137
Non-utility property – land	10	19
Other	1	2
Total investments and other property	$183	$158
——————
(a)     The majority of these assets, which are held in rabbi trusts, represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2024 and 2023, the face amount of these policies totaled $205 million and $191 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $121 million and
$100 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Consolidated VIE

Receivables LLC is considered a VIE under ASC 810. Oncor is the primary beneficiary of this VIE because Oncor has the power to direct AR Facility related activities of the VIE, the obligation to absorb losses and the right to receive benefits that could be significant to the VIE. See Note 6 for more information on the AR Facility. As a result, Oncor consolidates Receivables LLC. Receivables LLC’s assets and liabilities on the balance sheets consisted of the following:

	At December 31,
	2024	2023
Assets:
Cash and cash equivalents	$5	$-
Advances to affiliate	4	-
REP Accounts receivable – net	622	638
Income tax receivable	5	4
Unamortized AR Facility costs	1	2
Total assets	$637	$644

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Property, Plant and Equipment – Net

Property, plant and equipment – net reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Average Life of Depreciable Plant at December 31, 2024	2024	2023
Assets in service:
Distribution	2.7% / 36.5 years	$20,880	$18,865
Transmission	2.4% / 41.9 years	16,599	15,001
Other assets	8.1% / 12.3 years	2,238	2,097
Total		39,717	35,963
Less accumulated depreciation		9,723	9,301
Net of accumulated depreciation		29,994	26,662
Construction work in progress		1,704	1,339
Held for future use		71	56
Property, plant and equipment – net		$31,769	$28,057

Depreciation expense as a percent of average depreciable property approximated 2.6% and 2.7% for the years ended December 31, 2024 and 2023, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At December 31, 2024			At December 31, 2023
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$705	$134	$571	$679	$127	$552
Capitalized software and other	1,311	450	861	1,238	416	822
Total	$2,016	$584	$1,432	$1,917	$543	$1,374

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Aggregate amortization expense for intangible assets totaled $114 million, $97 million and $76 million for the years ended December 31, 2024, 2023 and 2022, respectively. At December 31, 2024, the weighted average remaining useful lives of capitalized land easements and software were 82 years and 7 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Years	Amortization Expenses
2025		$131
2026		$131
2027		$131
2028		$131
2029		$131

Goodwill totaling $4.628 billion was reported on our balance sheet at both December 31, 2024 and 2023. The goodwill is not being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Operating Lease and Other Obligations

Operating lease and other obligations reported on our balance sheet consisted of the following:

	At December 31,
	2024	2023
Liabilities related to tax sharing agreement with noncontrolling interests (Notes 1 and 4)	$51	$64
Operating lease liabilities	193	112
Investment tax credits	2	3
Customer advances for construction – noncurrent	199	105
Litigation claim obligations	3	6
Fair value of derivative liabilities	21	-
Other	77	79
Total operating lease and other obligations	$546	$369

Supplemental Cash Flow Information

	Years Ended December 31,
	2024	2023	2022
Cash payments related to:
Interest	$632	$519	$441
Less capitalized interest	(44)	(29)	(180)
Interest payments (net of amounts capitalized)	$588	$490	$423

Income taxes (a):
Federal	$45	$110	$99
State	29	28	24
Total payments of income taxes	$74	$138	$123

Noncash investing activities:
Construction expenditures financed through accounts payable (b)	$422	$319	$305
Noncash land swap	$10	$-	$-
——————
(a)See Note 4 and 11 for income tax related detail.
(b)Represents end-of-period accruals.

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14.CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
PARENT ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2024	2023	2022

	(U.S. dollars in millions)
Income tax expense	$(12)	$(15)	$(13)
Equity in earnings of subsidiary	777	694	727
Net Income	765	679	714
Other comprehensive loss (net of tax benefit of $0, $3 and $5)	(3)	(9)	(13)
Comprehensive income	$762	$670	$701

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2024	2023	2022

	(U.S. dollars in millions)
Cash provided by operating activities	$604	$442	$340
Cash used in financing activities – distributions paid to member	(604)	(442)	(340)
Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents – beginning balance	-	-	-
Cash and cash equivalents – ending balance	$-	$-	$-

CONDENSED BALANCE SHEETS

	At December 31,
	2024	2023

ASSETS
Cash and cash equivalents	$-	$-
Investments – noncurrent	12,380	11,292
Accumulated deferred income taxes	174	164
Total assets	$12,554	$11,456
LIABILITIES AND MEMBERSHIP INTERESTS
Income taxes payable to member - current	$(2)	$1
Other noncurrent liabilities and deferred credits	51	65
Total liabilities	49	66
Membership interests	12,505	11,390
Total liabilities and membership interests	$12,554	$11,456

See Notes to Financial Statements.

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ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.) CONDENSED FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation
References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings (Parent Co.) as apparent in the context.

The accompanying condensed balance sheets are presented at December 31, 2024 and 2023, and the accompanying condensed statements of income and cash flows are presented for the years ended December 31, 2024, 2023 and 2022. We are a Delaware limited liability company indirectly wholly owned by Sempra. As of December 31, 2024, we own 80.25% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules of the SEC. Because the condensed financial statements do not include all of the information and footnotes required by GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 13. Our interest in our subsidiary Oncor has been accounted for under the equity method in this condensed financial information. All dollar amounts in the financial statements are stated in millions of U.S. dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are each composed of a majority of Disinterested Directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet our expected future requirements. In addition, we and Oncor cannot make distributions (except for contractual tax payments) of amounts to the extent a majority of the Disinterested Directors on the respective board determines that such amounts are necessary to meet expected future requirements of the company. At Oncor, either of the two directors designated to serve on the Oncor board of directors by Texas Transmission could also prevent Oncor from making distributions (other than contractual tax payments) to the extent such director determines it is in the best interests of Oncor to retain such amounts to meet expected future requirements, including continuing compliance with the debt-to-equity ratio established from time to time by the PUCT for rate-making purposes. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding accumulated other comprehensive loss and the effects of acquisition accounting from a 2007 transaction.

Oncor’s distributions are limited by the requirement to maintain its regulatory capital structure at or below the debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. Oncor’s current authorized regulatory capital structure set by the PUCT is 57.5% debt to 42.5% equity. At December 31, 2024, Oncor’s regulatory capitalization was 56.1% debt to 43.9% equity.

During 2023, 2022 and 2021, Oncor’s board of directors declared, and Oncor paid to us the following cash distributions:

	Years Ended December 31,
	2024	2023	2022
	(U.S. dollars in millions)
Distributions received, subsequently paid as federal income taxes recognized as operating activities	$1	$2	$-
Distributions received, subsequently paid as a distribution recognized as financing activities	604	442	340
Total distributions from Oncor	$605	$444	$340

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